Amended and Restated Certificate of Designation of Preferences, Rights and Limitations

of

Series A Preferred Stock

of

Cardinal Energy Group, Inc.

Pursuant to Section 78.1955 of the Nevada Revised Statutes

The undersigned, Timothy W. Crawford, hereby certifies that:

1.	He is the duly elected Chief Executive Officer of Cardinal Energy Group, Inc. a Nevada corporation (the “Corporation”).

2.	A resolution was adopted and approved by the board of directors of the Corporation by written consent on March 7, 2017 authorizing and approving an amendment and restatement of the Certificate of Designation for the Series A Preferred Stock of the Corporation, as set forth below.

3.	1,000,000 shares of the Series A Preferred Stock have been issued as of the date hereof. The holders of 100% of the issued and outstanding shares of the Series A Preferred Stock have approved the amendment and restatement to the Certificate of Designation for the Series A Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

Cardinal Energy Group, Inc.

By:	/s/ Timothy W. Crawford
Timothy W. Crawford
Chief Executive Officer
Dated: March 7, 2017

Amended and Restated Certificate of Designation

of

Series A Preferred Stock

of

Cardinal energy group, Inc.

1.	Definitions. In addition to the other terms as defined herein, for the purposes hereof the following terms shall have the following meanings:

	(a)	“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person.

	(b)	“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Nevada are authorized or required by law or other governmental action to close.

	(c)	“Corporation” means Cardinal Energy Group, Inc., a Nevada corporation.

	(d)	“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

2.	Designation, Amount, Par Value, Dividends and Rank.

	(a)	A series of preferred stock of the Corporation is hereby designated as its Series A Preferred Stock (the “Series A Preferred Stock”), and the number of the Corporation’s preferred stock shares so designated shall be 10,000,000. Each share of Series A Preferred Stock shall have a par value of $0.00001 per share.

	(b)	No dividends will be payable on the shares of Series A Preferred Stock.

	(c)	Except as otherwise set forth herein, the holders of the shares of the Series A Preferred (each, a “Holder” and collectively the “Holders”) shall have the same rights and privileges as the holders of the common stock of the Corporation, par value $0.00001 per share (the “Common Stock”).

3.	Voting Rights.

	(a)	On all matters to come before the shareholders of the Corporation, the holders of the Series A Preferred Stock shall have that number of votes per share (rounded to the nearest whole share) equal to the product of (x) the number of shares of Series A Preferred Stock held on the record date for the determination of the holders of shares entitled vote (the “Record Date”), or, if no record date is established, at the date such vote is taken or any written consent of shareholders is first solicited, and (y) 110.

	(b)	Except as otherwise expressly provided herein or by applicable law, the Holders and the holders of shares of Common Stock and the holders of shares of any other capital stock of the Corporation having general voting rights, shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)	Notwithstanding the foregoing, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of at least 51% of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series A Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

4.	Voluntary Conversion.

	(a)	All of the shares of Series A Preferred Stock issued an outstanding at any time shall be convertible from time to time at the option of each Holder thereof, at any time following the date that is 6 months from the date of issuance of the applicable shares of Series A Preferred Stock (the “Issuance Date”) until the three year anniversary thereof, for no consideration to be paid, into shares of Common Stock equal to ten percent (10%) of the issued and outstanding shares of Common Stock as of the date of conversion (the “Conversion Date”), provided, however, that in calculating the number of shares of Common Stock issued and outstanding as of any such date, any debt or equity of the Corporation that is convertible into shares of Common Stock shall be included on an as-converted basis, with any other any debt or equity of the Corporation which is convertible into a percentage of the Common Stock being deemed converted immediately prior to the conversion of the Series A Preferred Stock, with each share of Series A Preferred Stock being convertible into a pro-rata portion (based on the total number of shares of Series A Preferred Stock issued and outstanding as of the Conversion Date) of the total ten percent (10%) of Common Stock.

	(b)	A form of the notice of conversion is attached hereto as Annex A (the “Conversion Notice”). No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice form be required. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A Preferred Stock, the Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be deemed to be canceled and shall be considered to be authorized but unissued and not outstanding for any purpose.

5.	Automatic Conversion. All shares of Series A Preferred Stock shall automatically be converted, without any additional approval or election of either the Holders or the Corporation being required, into Common Stock upon the date that is six months after the Corporation has completed one or more raises of capital following the date of this Certificate of Designation being filed with the Secretary of State of the State of Nevada (through the issuance of any equity securities of the Corporation) which collectively result in total capital raised and received by the Corporation of at least $10,000,000.

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6.	Conversion Limitations. The Corporation shall not affect any conversion of the Series A Preferred Stock, and the Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that after giving effect to the conversion set forth on the Conversion Notice submitted by the Holder, the Holder (together with the Holder’s Affiliates and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). To ensure compliance with this restriction, prior to delivery of any Conversion Notice, the Holder shall have the right to request that the Corporation provide to the Holder a written statement of the percentage ownership of the Common Stock that would by beneficially owned by the Holder and its Affiliates if the Holder converted such shares of Series A Preferred Stock then intended to be converted by Holder. The Corporation shall, within two (2) Business Days of such request, provide Holder with the requested information in a written statement, and the Holder shall be entitled to rely on such written statement from the Corporation in issuing its Conversion Notice and ensuring that its ownership of the Common Stock is not in excess of the Beneficial Ownership Limitation. The restriction described in this Section 6 may be waived by Holder, in whole or in part, upon notice from the Holder to the Corporation. For purposes herein, the “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. The limitations contained in this Section 6 shall apply to any successor holder of the Series A Preferred Stock.

7.	Adjustment.

	(a)	In the event the Corporation at any time or from time to time after the Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities, cash or other assets of the Corporation (other than shares of Common Stock) or any of its subsidiaries, including in connection with a spin-off, then and in each such event, provision shall be made so that the Holders shall concurrently receive dividends or distributions equal in amount and in the same kind of property (whether cash, securities or other property) as such Holder would be entitled to receive if all of the outstanding Series A Preferred Stock were converted into Common Stock as of the record date of such dividend or distribution with respect to Common Stock. For purposes of this Section 7(a), the number of shares of Common Stock so receivable upon conversion by the Holder shall be deemed to be that number which the Holder would have received upon conversion of the Series A Preferred Stock if the Conversion Date had been the day preceding the date upon which the Corporation announced the making of such dividend or other distribution.

	(b)	In the event that at any time or from time to time after the Issuance Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise, then and in each such event each Holder shall thereafter have the right upon conversion to receive, the kind and amount of shares of stock and other securities, cash and property receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Common Stock which the Holder would have received had it converted such shares immediately prior to such recapitalization, reclassification or other change. Prior to the consummation of any recapitalization, reclassification or other change contemplated hereby, the Corporation will make appropriate provision to ensure that each of the Holders will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of such Holder’s Series A Preferred Stock, such shares of stock, securities or assets that would have been issued or payable in such recapitalization, reclassification or other change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such Holder’s Series A Preferred Stock had such recapitalization, reclassification or other change not taken place (without taking into account any limitations or restrictions on the timing or amount of conversions). In the event of such recapitalization, reclassification or other change, the formula set forth herein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock issued in connection with the above described events.

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8.	Miscellaneous.

	(a)	Notices. Any and all notices or other communications or deliveries to be provided by any Holder hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation at 500 Chestnut Street, Suite 1615, Abilene, TX 79602, Attention: Chief Executive Officer (facsimile number (614) 459-4959), or such other address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (Abilene, Texas time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Business Day or later than 5:30 p.m. (Dallas, Texas time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

	(b)	Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

	(c)	Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation.

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(d)	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any Holder (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Palm Beach County, Florida (the “Florida Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Florida Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the rights of the Holders), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Florida Courts, or such Florida Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation, and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e)	Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f)	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

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ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Holder in order to Convert Shares of Series A Preferred Stock)

The undersigned hereby elects to convert the percentage of shares of Series A Preferred Stock indicated below into shares of common stock, par value $0.00001 per share (the “Common Stock”), of Cardinal Energy Group, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________

Number of shares of Series A Preferred owned prior to Conversion: _______________

Percentages of issued and outstanding shares of Series A Preferred to be Converted: _____%

Number of shares of Common Stock to be Issued: ___________________________

Number of shares of Series A Preferred held subsequent to Conversion: ________________

Address for Delivery:

HOLDER:

By:
Name:
Title: